Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.
Enters into a New Five Year
$175 million Credit Facility

HOUSTON, November 1, 2004 — Natural Resource Partners L.P. (NYSE: NRP) today reported that its operating subsidiary, NRP (Operating) LLC, entered into a 5-year, $175 million revolving credit facility with Citigroup Global Markets, Inc. and Wachovia Capital Markets, LLC as joint lead arrangers. The new credit facility replaces NRP Operating’s previous 3-year facility, which would have expired in October 2005. In addition to substantially improved pricing terms, the new facility permits NRP Operating to increase the size of the facility up to $300 million without obtaining lender consents. As a result of entering into the new credit facility, the Partnership will expense in the fourth quarter, $1.1 million of unamortized loan financing costs related to NRP Operating’s early extinguishment of its previous credit facility.

According to NRP Chief Financial Officer and Treasurer, Dwight Dunlap, “NRP is very pleased with the attractive terms of the new five-year credit facility. Not only will NRP benefit from lower annual fees, but also reduced pricing and lower administrative costs, with the added flexibility to increase the size of the facility as acquisitions warrant.”

The joint lead arrangers and joint bookrunners are Citigroup Global Markets, Inc. and Wachovia Capital Markets, LLC. The Administrative Agent is Citibank, N.A. and Wachovia Bank, National Association is the Syndication Agent. The Co-Documentation Agents are BNP Paribas, BB&T and Bank of Montreal.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

04-15

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